EXHIBIT 15

Allstate Life Insurance Company

3100 Sanders Road

Northbrook, Illinois 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended September 30, 2008 and 2007, as indicated in our report dated November 10, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.		Form N-4 Registration Statement Nos.
033-50884	333-121811	333-102934
033-84480	333-121812	333-114560
333-100068	333-123847	333-114561
333-102319	333-125937	333-114562
333-102324	333-129157	333-121687
333-102325	333-132994	333-121691
333-104789	333-137625	333-121692
333-105208	333-143541	333-121693
333-105331	333-147913	333-121695
333-112233	333-150286	333-121696
333-112249	333-150577	333-121697
333-117685	333-150583	333-121698
333-119296	333-150584
333-119706	333-152028
333-121739	333-41236
333-121741	333-52806
333-121742	333-58520
333-121745	333-95995

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 10, 2008

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